Exhibit 10.09.3

LANDLORD-SUBTENANT AGREEMENT

(Amphitheatre)

THIS AGREEMENT (this “Agreement”) is made as of the 9th day of July, 2003, between WXIII/AMPHITHEATRE REALTY, L.L.C., a Delaware limited liability company (“Landlord”), and GOOGLE TECHNOLOGY INC., a California corporation (“Subtenant”), joined in (with respect to specified provisions) by SILICON GRAPHICS, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, The Goldman Sacks Group, Inc., a Delaware corporation (“GS”), and Tenant entered into that certain Commercial Lease (Amphitheatre), dated December 29, 2000, as amended by Amendment thereto, dated as of April 18, 2001, which was assigned by GS to Landlord by an Assignment and Assumption, dated as of May 22, 2001, for certain premises located at 1600 Amphitheatre Parkway, Mountain View, California (the “Premises”), said property being more particularly described in the said lease.

WHEREAS, concurrently herewith, Tenant and Subtenant are entering into that certain Sublease Agreement dated as of the date hereof (the “Sublease”), whereby Tenant will sublease to Subtenant, and Subtenant will sublease from Tenant, the Premises.

WHEREAS, concurrently herewith, Landlord, Tenant and Subtenant are entering into that certain Second Amendment to Commercial Lease (Amphitheatre), dated as of the date hereof (the “Second Amendment”, and the lease described in the first WHEREAS clause above, as amended as described in said WHEREAS clause and as amended by the Second Amendment, is hereinafter referred to as the “Amphitheatre Lease”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to them in the Amphitheatre Lease.

WHEREAS, concurrently herewith, Landlord and Subtenant are entering into that certain Nondisturbance and Attornment Agreement, dated as of the date hereof (the “Nondisturbance Agreement”).

WHEREAS, the parties intend by this Agreement to set forth their respective rights and obligations with respect to the Premises not otherwise contemplated in the Second Amendment or the Nondisturbance Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

RIGHT OF FIRST OFFER

Section 1.1    Right of First Offer. (a) At any time and from time to time during the period commencing on the date hereof and continuing until the earlier of (i) such time as this Agreement is terminated in accordance with Section 3.2 below or otherwise and (ii) December 31, 2012 (such period, the “Offer Period”), Landlord will not sell, transfer or otherwise dispose of the Interest (as such term is defined in Exhibit A hereto), or any portion thereof, unless it has first offered to sell the Interest, or such portion thereof, to Subtenant by written notice at an offer price to be set forth therein (the “Initial Offer Price”), which price will be established by Landlord in its sole discretion, together with the material terms and conditions of such proposed disposition by Landlord, including the proposed terms of closing of such disposition, such as the allocation of responsibility to pay closing and title costs (an “Offer”). The Offer shall indicate whether it is for the purchase of the entire Interest in the Premises or a portion thereof (the “Premises Offered”).

(b) Subtenant shall have thirty (30) days (the “Acceptance Period”) from the delivery of the Offer within which it may (i) deliver to Landlord a notice of its acceptance of the Offer (the “OP Response”) and (ii) pay to Landlord, by immediately available federal funds to an escrow account in the name of an escrow agent designated by Landlord (“Escrow Agent”), TWO MILLION DOLLARS ($2,000,000), which shall represent a deposit by Subtenant on account of the purchase pursuant to the Offer (the “OP Deposit”). The OP Response shall not be effective unless it is accompanied with the payment of the OP Deposit.

(c) If the OP Response is effectively and timely delivered, and the Ground Lessor Consent and Ground Lessor Release (each as defined below) shall have been delivered, Landlord shall convey title to the Premises Offered, and Subtenant shall accept and pay for the Premises Offered, at the Initial Offer Price and on the other terms and conditions set forth in the Offer. Time is of the essence of the performance of each of the parties’ respective obligations contained herein. In the event that the sale of the Premises Offered is not consummated solely because either the Ground Lessor Consent or Ground Lessor Release is not delivered (notwithstanding Subtenant’s compliance with Section 1.5), Landlord will promptly cause the Escrow Agent to return the OP Deposit, together with any interest accrued thereon, to Subtenant.

Section 1.2    Failure to Exercise. (a) If Subtenant (i) fails to deliver the OP Response to Landlord in an effective and timely manner (including payment of the OP Deposit) or (ii) expressly rejects the Offer within the Acceptance Period, then Landlord shall have the right, which shall continue until the first (1st) anniversary of the expiration of the Acceptance Period (said one year period referred to herein as the “First Conveyance Period”), to sell or otherwise dispose of the Premises Offered to any Person free and clear of any obligation to Subtenant pursuant to this Article I, so long as the purchase price to be paid in such sale is an amount equal to at least ninety percent (90%) of the Initial Offer Price and otherwise on terms that are in the aggregate not materially more favorable to the purchaser than those contained in the Offer.

(b) If the purchase price proposed to be paid by a third party for the Premises Offered during the First Conveyance Period is an amount less than ninety percent (90%) of the Initial Offer Price or is otherwise on terms that are in the aggregate materially more favorable to the purchaser than those contained in the Offer, then Landlord shall, by written notice to Subtenant, offer to sell the Premises Offered to Subtenant on the terms proposed with the third party (a “Second Offer”). Upon receipt of the Second Offer from Landlord, Subtenant shall have five (5) Business Days (the “Second Acceptance Period”) within which it may notify Landlord in writing of its acceptance of the Second Offer and its agreement to purchase the Premises Offered at the price and on the other terms set forth therein (the “Second OP Response”). The Second OP Response shall not be effective unless it is accompanied with the payment of the OP Deposit.

(c) If the Second OP Response is effectively and timely delivered, Landlord shall convey title to the Premises Offered, and Subtenant shall accept and pay for the Premises Offered, at the price and on the other terms and conditions set forth in the Second Offer.

(d) If Subtenant (i) fails to deliver the Second OP Response to Landlord in an effective and timely manner (including payment of the OP Deposit), or (ii) Subtenant expressly rejects the Second Offer within the Second Acceptance Period, Landlord shall have the right, which shall continue until the one hundred and eightieth (180th) day following the expiration of the Second Acceptance Period (such one hundred eighty (180) day period referred to herein as the “Second Conveyance Period”), to sell or dispose of the Premises Offered to any Person on substantially the same terms as were contained in the Second Offer.

(e) If, at the expiration of the First Conveyance Period (unless landlord delivered a Second Offer, in which case at the expiration of the Second Conveyance Period), Landlord shall have not sold or otherwise disposed of the Premises Offered on substantially the same terms as were contained in the Offer, or the Second Offer, as the case may be, Subtenant’s rights under Section 1.1 (subject to the limitations expressed herein) will be reinstated, and Landlord’s right to sell the Premises Offered shall be subject again to this Article I.

Section 1.3    Limitations on Right of First Offer. Subtenant’s rights under this Article I are subject to the terms of Article III.

Section 1.4    Default under Option Voids Right of First Offer. Subtenant’s rights under this Article I shall be void and of no further force and effect if Subtenant shall have exercised the Option as set forth in Article II below and shall have subsequently defaulted in its obligation to close pursuant thereto.

Section 1.5    Subtenant to Cooperate. Subtenant agrees that, at Landlord’s request, Subtenant shall cooperate with Landlord in Landlord’s attempt to obtain the Ground Lessor Consent and Ground Lessor Release.

ARTICLE II

PURCHASE OPTION

Section 2.1    Grant of Option. Landlord hereby grants to Subtenant an option (the “Option”) to acquire the Interest in accordance with and subject to the terms and conditions set forth herein, including this Article II and Articles III, IV and V and Exhibit A.

Section 2.2    Notice of Exercise. Subtenant may exercise the Option only by

(a) sending to Landlord written notice of Subtenant’s exercise (a “Notice of Exercise”) within the thirty (30) day period immediately prior to the earlier of (i) May 1, 2006 and (ii) the final day of the thirtieth (30th) month following the Sublease Commencement Date for the Building 42 Sublease Premises (as such terms are defined in the Sublease) (the “Option Period”)

which notice, to be effective, must set forth the date (the “Option Closing Date”) for the conveyance of the Interest by Landlord to Subtenant (the “Option Closing”), which Option Closing Date shall be not less than thirty (30) nor more than forty-five (45) days after the date of service of the Notice of Exercise; provided, however, that each of Landlord and Subtenant will have the right to extend the closing date beyond the date set forth in the Notice of Exercise (but each party’s extension may not be for more than thirty (30) days in the aggregate), by delivering written notice of such extension to the other party, and

(b) paying to Landlord, in immediately available federal funds, TWO MILLION DOLLARS ($2,000,000), which shall represent a deposit by Subtenant on account of the purchase pursuant to the Option (the “Option Deposit”), and Landlord shall, within two (2) business days after the receipt of the Option Deposit, deliver such payment into an escrow which shall be established by Landlord with such title company any or other escrow agent as Landlord shall designate (with reasonably prompt notice thereafter to Subtenant).

Unless Subtenant shall deliver the Notice of Exercise together with the Option Deposit within the periods described in this Section 2.2, the Option shall become void and of no further force or effect. Time is of the essence of the performance of each of the parties’ respective obligations contained herein.

Section 2.3    Purchase Price. At the Option Closing, as a condition thereof, Subtenant shall pay Landlord, as the purchase price for the Interest, ONE HUNDRED AND SEVENTY MILLION DOLLARS ($170,000.000) (the “Option Price”), which shall be payable by immediately available federal funds. The parties will effect the Option Closing through the escrow contemplated in Section 2.2(b) hereof.

Section 2.4    Default under First Offer Voids Option. The Option shall be void and of no further force and effect if Subtenant shall have accepted an Offer or a Second Offer as set forth in Article I above and shall have subsequently defaulted in its obligation to close pursuant thereto.

ARTICLE III

LIMITATIONS ON OPTION AND TERMINATION

Section 3.1    Limitations on Option and Right of First Offer. (a) Subtenant’s rights under Articles I and II, and any title to be conveyed by Landlord thereunder, are and shall be subject and subordinate in all respects to each of the following:

(i)    that certain Ground Lease dated as of March 7, 1995, between the City of Mountain View, a municipal corporation, as landlord (the “Ground Lessor”), and Silicon Graphics Real Estate, Inc. (the “Original Ground Tenant”), a memorandum of which was recorded March 8, 1995 in the Original Records of Santa Clara County, as assigned by the Original Ground Tenant to GS by Assignment and Assumption of Ground Lease, dated as of December 29, 2000, which Assignment was recorded January 2, 2001, as assigned by GS to Landlord, by Assignment and Assumption of Ground Lease (Amphitheatre), dated as of May 22, 2001, and recorded June 6, 2001, as amended by First Amendment to Ground Lease (Amphitheatre) dated as of May 22, 2001 among Ground Lessor, GS and Landlord (collectively, the “Ground Lease”),

(ii)    the Amphitheatre Lease,

(iii)    the Sublease,

(iv)    liens, encumbrances, defects or any other title matter or claims, if any, granted or permitted to be granted by Subtenant or Tenant, or any Person claiming by, through or under Subtenant or Tenant, or arising from any act or omission of Subtenant or Tenant, or any matter consented to by Subtenant or any agreement between Landlord and Subtenant, and any matter that does not materially and adversely affect the value of, or, as reasonably determined by Subtenant, Subtenant’s use of the Premises, and

(v)    the Permitted Exceptions (as defined below).

(b) Without limiting the effect of Section 3.l(a)(i), Subtenant’s rights under Articles I and II are subject to approval from the Ground Lessor and any Governmental Authority (as herein after defined) having jurisdiction over the Ground Lease whose approval is required under applicable law.

(c) Subtenant’s rights under Articles I and II shall be voidable, at the sole option of Landlord, if,

(i)    an Event of Default by Subtenant under the Sublease exists or Subtenant is in default in its obligations under Section 1.6(h)(iii) of the Second Amendment, (a) either at the time of exercise of the Option or at the time of the closing pursuant to said Option, in the case of Subtenant’s rights under Article II or (b) either at the time of acceptance of the Offer or Second Offer, as applicable, or at the time of the closing pursuant to such accepted Offer or Second Offer, as applicable, in the case of Subtenant’s rights under Article I, or

(ii)    (A) with respect to Subtenant’s rights under Article II:

(x) at any time prior to Option Closing Date, Subtenant shall have assigned its interest under the Sublease or

(y) as of the exercise of the Option or as of the Option Closing Date, more than 75% of the rentable area of the premises demised under the Sublease shall be subject to sub-sublease(s), and

(B) with respect to Subtenant’s rights under Article I,

(x) Subtenant shall have assigned its interest under the Sublease or

(y) as of the time that Landlord proposes to market its Interest (as evidenced by a notice from Landlord to Subtenant), more than 50% of the rentable area of the premises demised under the Sublease shall be subject to sub-sublease(s); in that event, Landlord shall not be required to comply with Article I for a period of one year following the giving of such notice and Landlord’s obligation to comply with Article I shall again be determined by reference to this clause (B), as well as the other provisions of this Agreement, at the end of such one-year period.

In determining the applicability of this clause (ii):

(w) an event or circumstance shall be characterized as an assignment by Subtenant if the same constitutes an assignment under the Amphitheatre Lease, as modified by the Second Amendment (subject, however, to clauses (x), (y) and (z) below);

(x) subleases to “Approved Users”, as defined in and to the extent permitted under the Second Amendment, shall not be considered as a sublease by Subtenant;

(y) neither (i) a sale of Subtenant’s stock pursuant to an initial public offering, as described in Section 1.8(c)(i) of the Second Amendment nor (ii) any of the transactions described in Section 1.8(c)(ii) of the Second Amendment shall be considered as an assignment or sublease by Subtenant;

(z) an assignment to a “Successor Entity as defined by and in accordance with the terms of Section 15.7(b) of the Amphitheatre Lease shall not be considered an assignment or sublease by Subtenant.

(d) Notwithstanding anything to the contrary herein, the provisions of Article I shall not apply to (i) any sale, assignment or conveyance of the Premises in foreclosure (or similar proceeding) of a mortgage or deed of trust or any assignment or conveyance in lieu of foreclosure thereof, and any such sale, assignment or conveyance shall extinguish all of Subtenant’s rights under Articles I and II, or (ii) any sale, assignment or conveyance of the Interest to a person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with, or any general partner or managing member in, Landlord, provided that any such sale, assignment or conveyance shall not extinguish Subtenant’s rights under Articles I and II, which shall continue subject to the terms hereof.

Section 3.2    Termination of Rights Upon Third Party Sale. In the event that Landlord consummates the sale of the Premises Offered to a third party following Subtenant’s rejection or deemed rejection of an Offer or Second Offer, so long as Landlord has complied with the requirements hereof, Subtenant’s rights under Article I automatically shall terminate and be of no further force or effect. From time to time, at Landlord’s request, Subtenant will promptly execute, acknowledge and deliver to Landlord an instrument in recordable form confirming the status of Subtenant’s rights under Articles I and II, and, without limiting the foregoing, concurrently with any sale or circumstance described above in this Section 3.2, confirming the termination of Subtenant’s rights under Article I.

Section 3.3    Subordination. (a) This Agreement, and each of the rights created or granted herein, is subject and subordinate to each of the liens, security interests, mortgages, deeds of trust charges, claims, encumbrances, pledges or other similar encumbrances or financing arrangements that are Permitted Exceptions.

(b) “Permitted Exceptions” mean:

(1) each of the title matters set form in the title insurance commitment for the Premises or the Premises Offered, as the case may be, attached to this Agreement as Exhibit B (the “Commitment”) and any additional liens or related title exceptions securing or relating to indebtedness incurred by Landlord after the date of the Commitment in connection with a refinancing or replacement of existing debt and in accordance with the terms of this Agreement; provided that, at the Option Closing, Landlord shall deliver to Subtenant the Interest free and clear of any lien in respect of indebtedness for borrowed money;

(2) the state of facts set forth in the land survey of the Premises or the Premises Offered, as the case may be, described in the Commitment or that an accurate survey as of the date hereof would disclose;

(3) all laws, regulations and ordinances including all environmental, building and zoning restrictions affecting the Premises Offered or the ownership, use or operation thereof adopted by any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (a “Governmental Authority”) having jurisdiction over the Premises Offered or the ownership, use or operation thereof, and all amendments or additions thereto now in effect or that may be in force and effect on the Closing Date;

(4) all unpaid personal property, real estate and excise taxes, and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable as of the Closing Date but may become or give rise to a lien on all or any portion of the Premises Offered (it being understood that such items may be subject to apportionment at the Closing);

(5) each lease and other agreement for the present or future use or occupancy of any space at the Premises Offered;

(6) any liens, encumbrances or other defects or exceptions to title caused by Subtenant or Tenant or any of their respective affiliates, by any of their respective agents, employees or other representatives, or by Landlord or any of its affiliates or any of their respective agents, employees or other representatives at Subtenant’s prior written request.

Section 3.4    No Merger. The purchase of the Interests under either of the Option or the right of first offer shall not effect a merger of any of the estates of Landlord, Tenant or Subtenant with respect to the Premises.

ARTICLE IV

CLOSING UNDER THE OPTION

Section 4.1    Generally: Apportionments. (a) Except as may otherwise be expressly provided in this Article IV, this provisions of this Article IV shall apply exclusively to the Option Closing (and not to any closing as a result of a transaction between Landlord and Subtenant under Article I).

(b) In connection with a purchase by Subtenant pursuant to the Option, the following income and expenses shall be apportioned between Landlord and Subtenant in the manner customary in the city and state in which the Premises is located, as of 11:59 p.m. on the day preceding the Option Closing Date, and the parties agree to make the appropriate adjustment payment on the Option Closing Date to the extent the same may be applicable: real property taxes and assessments; personal property taxes; fuel oil; utility charges; water meter and sewer rents, rates and charges; levies; license and permit fees; parking revenues; license, permit and inspection fees; rents and any other amounts due from Tenant and any other tenants pursuant to leases (accrued and prepaid); and any other items which otherwise are customarily apportioned at real estate closings.

(c) If any of the amounts to be apportioned under Section 4.1(b) is not readily determinable as of the Option Closing Date, then, to the extent necessary, apportionments shall be based on the parties’ reasonable estimate thereof. Any errors or omissions in computing apportionments shall be corrected promptly after the same are discovered. Apportionments made on the basis of estimates shall be recalculated as soon as possible and any underpayment or overpayment by either Landlord or Subtenant shall be adjusted by suitable payment in cash as soon as possible thereafter. The obligations of this Section 4.1(c) shall survive the Option Closing.

Section 4.2    Payment of Expenses, Transfer Taxes etc. Except as otherwise provided in this Section 4.2 and any other provision hereof, each party shall be responsible for its own costs and expenses, including its own attorneys’ fees. If the Option Closing shall occur, Landlord shall pay the premiums in respect of CLTA leasehold title insurance coverage, and Subtenant shall pay the premiums for all other title insurance coverage (including endorsements) that Subtenant may request, as well as the cost of any survey it may obtain. Neither Landlord nor Subtenant shall be obligated to pay any fee or payment that may be required to obtain the Ground Lessor Consent or Ground Lessor Release, provided that Landlord and Subtenant, shall each pay 50 percent of any amounts payable to Ground Lessor in reimbursement of or compensation for Ground Lessor’s costs in considering the request to deliver the Ground Lessor Consent and Ground Lessor Release. Any transfer taxes owed by reason of the conveyance of the Interest pursuant to the Option shall be paid either by Landlord or Subtenant, or shared, in accordance with the prevailing custom in the city, county and state in which the Premises is located. Subject to the foregoing, Landlord and Subtenant shall take any and all actions necessary in order to comply with the provisions of transfer tax laws and regulations applicable to this Agreement or the conveyance of Interest, including the preparation, execution and filing of any and all affidavits and questionnaires required by any such law or regulation.

Section 4.3    Landlord’s Title and Other Matters. At the Option Closing, Landlord shall deliver to Subtenant an assignment (the “Assignment”), with covenant only against grantor’s acts, in recordable form conveying title to the Interest subject to those matters described in Sections 3.1 and 3.3 hereunder. The Premises shall be conveyed “AS IS”, “WHERE IS”, without any warranty, representation or recourse, expressed or implied, of any type whatsoever (except as aforesaid or as described below), all of which are hereby expressly disclaimed. At the Option Closing, Subtenant shall execute and deliver to Landlord a general release from any liabilities and obligations in respect of the Interest or the Premises arising from and after the date of the Option Closing (except to the extent that the liabilities or obligations arise out of a written agreement with Subtenant that expressly survives the Option Closing), whether arising under statute, law or equity, and Subtenant will expressly waive the benefits of Section 1542 of the California Civil Code (or any similar provision or principle of law).

Section 4.4    Other Closing Payments and Deliveries. (a) At the Option Closing, Landlord shall (i) execute, deliver or cause to be delivered to Subtenant or its designee an affidavit of Landlord stating its U.S. taxpayer identification number and that it is a “United States person”, as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and equivalent affidavits required under the law of the State of California, (ii) execute, deliver or cause to be delivered to Subtenant or its designee a certificate dated as of the Closing Date certifying that each of the representations and warranties of Landlord contained in this Agreement is true and correct in all material respects as if remade on and as of the Closing Date, (iii) deliver evidence reasonably satisfactory to Subtenant of the termination of service contracts entered into by Landlord with third parties in respect of the premises, except for such contracts that are terminable on less than thirty (30) days’ notice without any substantial termination payment, (iv) to the extent assignable to Subtenant under law and without undue burden or cost to the Landlord, execute and deliver an assignment to Subtenant of permits or licenses necessary for the use or operation of the Premises that are issued to or held by the Landlord, (v) to the extent assignable to Subtenant, execute and deliver an assignment to Subtenant of the letter of credit issued on behalf of Tenant to Landlord pursuant to the Amphitheatre Lease, subject to any prior drawings thereunder or other exercise of rights in respect thereof by Landlord, and (vi) deliver to Subtenant any letter any letter of credit issued on behalf of Subtenant and held by Landlord in respect of the Sublease, subject to any prior drawings thereunder or other exercise of rights in respect thereof by Landlord or Tenant.

(b) At the Option Closing, Subtenant (i) shall pay the Option Price as provided for in Section 2.3, adjusted in accordance herewith, (ii) shall order that the Option Deposit plus any interest accrued thereon be credited against the Option Price, and (iii) shall execute and deliver to Landlord a certificate dated as of the Closing Date certifying that each of the representations and warranties of Subtenant contained in this Agreement is true and correct in all material respects as if remade on and as of the Closing Date.

(c) At the Option Closing, Landlord and Subtenant, as applicable, shall take such actions and execute and deliver all such other documents or instruments as may be customary and commercially reasonable in order to consummate the transactions contemplated by this Agreement; provided that, neither party will be required to deliver any additional documents, agreements or instruments that increase, or could increase, in any material respect such party’s obligations or actual or potential liabilities in connection with the transfer contemplated herein.

Section 4.5    Conditions Precedent to the Obligation of Subtenant to Close. The obligation of Subtenant to consummate the Option Closing will be subject to the fulfillment, or the waiver by Subtenant, of each of the following conditions on or prior to the Option Closing Date (the date of any such consummation, the “Closing Date”):

(a) Landlord shall have delivered or caused to be delivered the documents and instruments that it is required to deliver pursuant to Sections 4.3 and 4.4.

(b) A nationally recognized title insurance company selected by Landlord and reasonably satisfactory to Subtenant shall be willing to issue, subject to receipt of the premiums therefor and recordation of the Assignment, an ALTA (or comparable) leasehold title insurance policy insuring the interest of Subtenant or its designee in the Premises subject only to the Permitted

Exceptions and such other matters as are described in Sections 3.1 and 3.3, and any other liens or encumbrances identified to Subtenant prior to the date on which Subtenant delivered its Notice of Exercise, so long as Landlord did not cause such liens or encumbrances.

(c) All necessary transfer tax reports and related instruments required to be filed with any Governmental Authority in connection with the transfer of the Premises to the extent the same are to be completed by Landlord (subject to Subtenant’s performance of its obligations under Section 4.2).

(d) The representations and warranties of Landlord in Section 6.1 shall be true and correct in all material respects as of the Closing Date.

(e) Provided that the Amphitheatre Lease is still in effect, Tenant shall have delivered an estoppel certificate from the Tenant in respect of the Amphitheatre Lease in the form required to be delivered under the Amphitheatre Lease, provided that this condition shall be deemed satisfied so long as Tenant does not allege any material default on the part of Landlord under the Amphitheatre Lease; provided further, that in lieu of such estoppel certificate, Landlord shall have the right to deliver an indemnity in form and substance reasonably satisfactory to Subtenant from a sufficiently (in Subtenant’s reasonable discretion) creditworthy entity as to the absence of any such material default.

Section 4.6    Conditions Precedent to the Obligation of Landlord to Close. The obligation of Landlord to consummate the transactions contemplated herein is subject to fulfillment or waiver by Landlord of each of the following conditions on or prior to the Closing Date:

(a) Subtenant shall have delivered the Offer Price in the amount and form required herein and shall have otherwise executed and delivered the documents and instruments that it is required to deliver pursuant to Sections 4.3 and 4.4.

(b) All consents, waivers, approvals and authorizations necessary to enable Subtenant to consummate the transactions contemplated hereby shall have been obtained.

(c) The representations and warranties Subtenant in Article 6 shall be true and correct in all material respects as of the Closing Date.

(d) Ground Lessor shall have delivered to Landlord Ground Lessor’s irrevocable, unconditional written consent to Subtenant’s acquisition of the Interest (the “Ground Lessor Consent”) and release of GS, Landlord and its affiliates from liability or obligation under the Ground Lease and the Guaranties accruing from and after the closing date of the sale under Article I or II hereof (the “Ground Lessor Release”); as used herein, “Guaranties” shall mean, collectively, the (i) Guaranty, dated May 22, 2001, by GS, as guarantor in favor of Ground Lessor, and (ii) the Guaranty, dated May 22, 2001, by Whitehall Parallel Real Estate Limited Partnership XIII, a Delaware limited partnership, Whitehall Parallel Real Estate Limited Partnership XIV, a Delaware partnership, Whitehall Street Real Estate Limited Partnership XIII, a Delaware limited partnership, Whitehall Street Real Estate Limited Partnership XIV, a Delaware limited partnership, collectively, as guarantor, in favor of Ground Lessor.

Section 4.7    Representations and Warranties. Each party agrees that, unless such party shall otherwise notify the other party prior to the Option Closing, the representations and warranties set forth in Article VI hereof shall also be true and correct in all material respects as of the Option Closing and that it shall not take any action that would cause any of its representations and warranties to be incorrect in any material respect as of the Option Closing.

ARTICLE V

RENEWAL OPTIONS IN FAVOR OF SUBTENANT

Section 5.1    Renewal Options. (a) Upon the expiration of the Amphitheatre Lease in accordance with its terms (or if the Amphitheatre Lease shall have been previously terminated by reason of Tenant’s default thereunder and the Sublease shall have become a direct lease between Landlord and Subtenant subject to and in accordance with the Nondisturbance Agreement, then upon the expiration of the Sublease Term, as defined in the Sublease, in accordance with its terms), Subtenant shall have the option (the “First Renewal Option”) to extend the Sublease Term for a period of five (5) years, commencing on January 1, 2013 and expiring on December 31, 2018 (the “First Renewal Term”) on the terms and conditions set forth in this Article V. Upon the exercise of the Renewal Option in respect of the First Renewal Term in accordance with the terms of this Article V and the commencement of the First Renewal Term, the Sublease shall become a direct lease between Landlord and Subtenant subject to and in accordance with the Nondisturbance Agreement (unless it shall have previously so become a direct lease in the manner described in the parenthetical of the first sentence of this Section 5.1(a)), and Tenant shall not be liable for the obligations of the Subtenant under the Sublease arising during the renewal terms.

(b) If Subtenant effectively exercised the First Renewal Option, Subtenant shall have a second option (the “Second Renewal Option” and, together with the First Renewal Option, the “Renewal Options”) to extend the Sublease Term for a period of five (5) years, commencing on January 1, 2019 and expiring on December 3l, 2024 (the “Second Renewal Term” and, together with the First Renewal Term, the “Renewal Terms”).

Section 5.2    Manner of Exercise. Each Renewal Term must be exercised, if at all, as to the entire Premises delivered by Tenant to Subtenant pursuant to the Sublease. Each Renewal Option must be exercised, if at all, by written notice from Subtenant to Landlord given not less than twelve (12) months prior to the expiration of the original Sublease Term (in the case of the First Renewal Term), and not less than twelve (12) months prior to the expiration of the First Renewal Term (in the case of the Second Renewal Term).

Section 5.3    Terms of Renewal. Each Renewal Term shall be upon the same terms and conditions as the original Sublease Term, except that the Renewal Options shall be limited as stated in this Article V to two (2) successive 5-year terms and except that the Base Rent applicable to the relevant Renewal Term shall be equal to the Prevailing Market Rent as of the commencement of that Renewal Term, as determined pursuant to Exhibit D.

Section 5.4    Limitations on Renewal Rights. Subtenant’s rights under this Article V are subject to the following:

(a) Subtenant’s rights under Article V shall be void, at the sole option of Landlord, if an Event of Default by subtenant under the Sublease exists, either at the time of exercise of the Renewal Option or at the commencement of the Renewal Term in question.

(b) Subtenant’s rights under Section 5.1(b) shall be void, at the sole option of Landlord, if

(i) Subtenant shall have assigned its interest under the Sublease, or

(ii) either at the time of exercise of the Second Renewal Option or at the commencement of the Second Renewal Term, more than 75% of the rentable area of the premises demised under the Sublease shall be subject to sub-sublease(s), and the provisions of clauses (w) through (z) of Section 3.1(c)(ii) shall be utilized in determining the applicability of this clause (ii).

(c) Subtenant’s rights under this Article V are further subject and subordinate to the provisions of Article III.

(d) Subtenant’s rights under this Article V shall be void and of no further force and effect if Subtenant shall have exercised its right of first offer as set forth in Article I above or the Option as set forth in Article II above and in either case shall have subsequently defaulted in its obligation to close pursuant thereto.

Section 5.5    Tenant’s Relinquishment of its Renewal Rights. Tenant hereby relinquishes the renewal options set forth in Section 3.2 of the Lease, such that said Section 3.2 is deemed deleted from the Lease from and after the date hereof as if it were never included in the Lease. Tenant is executing this Agreement to acknowledge this Section 5.5.

ARTICLE VI

Section 6.1    Representations and Warranties. Each party hereby represents and warrants to the other as of the date hereof as follows:

(a) Authority, Binding Obligation, Etc. Subject to the matters described in Article III, (i) such party has the full right, power, capacity and authority to execute and deliver this Agreement and to perform its obligations under Articles II and IV, and (ii) this Agreement has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding agreement, enforceable against such party in accordance with its terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors’ rights generally, and to general principles of equity.

(b) Litigation. Except as disclosed on Schedule 1, such party is not a party to any pending litigation or proceeding by any Person against such party with respect to, or against or potentially affecting the performance of its obligations under this Agreement, nor has any such action been threatened against such party in writing.

(c) Insolvency. There are no attachments, executions or assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, or under any other debtor relief laws, contemplated by or pending or threatened against such party.

Section 6.2    Landlord Estoppel. Concurrently herewith, Landlord is executing and delivering an estoppel in substantially the form attached hereto as Exhibit C.

Section 6.3    Landlord Covenant. Landlord will use reasonable diligent efforts to cause Ground Lessor to deliver to Subtenant, as soon as reasonably possible following the date of this Agreement, a subordination, nondisturbance and attornment agreement in form and substance reasonably satisfactory to Subtenant, provided that neither Landlord nor Subtenant shall have any obligation to pay any fee or other payment that may be required to obtain such an agreement, except as provided in Section 7.8(b) below.

Section 6.4    Subtenant Recordation. At Subtenant’s request, Landlord will promptly execute, acknowledge and deliver to Subtenant the Memorandum of Recordation in the form attached hereto as Exhibit E.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Effectiveness. This Agreement shall come into full force and effect upon (i) the delivery of a written approval of the Second Amendment by the current holder of the loan (“Lender”) made pursuant to that certain Loan Agreement, dated as of July 2, 2002 (the “Loan Agreement”), by and between Landlord and German American Capital Corporation pursuant to Sections 8.7 and 20.2.2 of the Loan Agreement and (ii) the delivery by Lender to Subtenant of a nondisturbance and attornment agreement in form and substance reasonably satisfactory to Subtenant (the latter of such two deliveries, the “Effective Date”). If the Effective Date shall have not occurred on or before July 31, 2003, then this Agreement, as well as the Second Amendment and the Sublease, shall terminate except for such provisions as by their terms are intended to survive.

Section 7.2    Termination. Upon the termination of the Sublease, including but not limited to by reason of Subtenant’s default thereunder, this Agreement and the rights and options granted hereby shall automatically terminate and be of no further force or effect. Concurrently with such termination, and any time subsequent thereto, Subtenant agrees that it will promptly execute, acknowledge and deliver to Landlord an instrument in recordable form confirming the termination of Subtenant’s rights hereunder.

Section 7.3    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 7.4    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within the State of California.

Section 7.5    Waiver of Jury Trial. Landlord and Subtenant each hereby voluntarily and knowingly waive and relinquish their right to a trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Agreement, the relationship of Landlord with Subtenant, or Subtenant’s use or occupancy of the Premises, including any claim of injury or damage, and any emergency and other statutory remedy with respect thereto.

Section 7.6    Validity. If any provision of this Agreement or the application thereof to any person, entity or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and be enforced to the full extent permitted by law.

Section 7.7    Modifications. Neither this Agreement nor any term or provisions hereof may be changed, waived, discharged or terminated orally, and no breach thereof shall be waived, altered or modified, except by a written instrument signed by the parties hereto.

Section 7.8    Fees and Costs. (a) If either party hereto fails to perform any of its obligations under this Agreement, then the defaulting party shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements (but excluding any special, indirect or consequential damages). Any attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable in accordance with the immediately preceding sentence of this Section 7.7 separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

(b) All costs incurred in connection with obtaining a subordination, nondisturbance and attornment agreement from Ground Lessor and any lender shall be borne as follows: (i) with regard to the Ground Lessor, all costs shall be split equally between Landlord and Subtenant; (ii) with regard to any lender, the costs shall be borne by the Landlord.

Section 7.9    Notices. Notices or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by certified mail with a return receipt requested, or delivered in person or by reputable overnight courier (e.g., Federal Express, DHL, etc.) or by telecopier or facsimile (with confirmation by one of the other methods specified herein).

If such notice shall be addressed to Landlord, the address of Landlord is:

WXIII/AMPHITHEATRE REALTY, L.L.C.

c/o Whitehall Street Real Estate Limited Partnership

85 Broad Street

New York, NY 10004

Attention: Chief Financial Officer

with a copy to:

ARCHON GROUP

100 Crescent Court

Dallas, TX 75201

Attention: Will Mundinger

LEGACY PARTNERS

4000 East 3rd Avenue

Foster City, CA 94404

Attention: Steve Dune and Darleen Barnes

SULLIVAN & CROMWELL LLP

125 Broad Street

New York, NY 10004

Attention: Arthur S. Adler

If such notice shall be addressed to Subtenant, the address of Subtenant is:

2400 Bayshore Parkway

Mountain View, CA 94043

Attention: Director of Facilities

with a copy to:

2400 Bayshore Parkway

Mountain View, CA 94043

Attention: Legal Department

and:

SHARTSIS, FRIESE AND GINSBURG LLP

One Maritime Plaza, Suite 1800

San Francisco, CA 94111

Attention: Jonathan M. Kennedy

Any such notice or other communication shall be deemed to have been rendered or given five (5) days after the date mailed, if sent by certified mail, or upon the date of delivery in person or by courier (unless such delivery date is a weekend or holiday, in which event notice shall be deemed given on the next succeeding business day), or when delivery is attempted but refused.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

WXIII/AMPHITHEATRE REALTY, L.L.C.

a Delaware limited liability company

By: Whitehall Parallel Real Estate Limited

Partnership XIII, its managing member

By: WH Parallel Advisors, L.L.C. XIII,

its general partner

	By:	/s/ Jerome S. Karr
Name: Jerome S. Karr Title: Vice President

GOOLE TECHNOLOGY INC., a California corporation

By:	/s/ George Reyes
Name: George Reyes Title: Chief Financial Officer

SILICON GRAPHICS, INC., a Delaware corporation,

solely for purposes of Sections 3.4, 5.5 and 6.1

By:	/s/ Michael L. Hirahara
Name: Michael L. Hirahara Title: Vice President, Facilities and Service

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